Exhibit 4.1

FORM OF SERIES A-1 BEQUEST BOND

August 1, 2026

FOR VALUE RECEIVED, the undersigned, Bequest Bonds I, Inc., a Delaware corporation, (the “Maker”), PROMISES TO PAY to the order of _________________ (together with its successors and assigns, the “Payee”) the principal sum of _______________________ ($________________), together with interest at the rate specified below. This Bequest Bond (the “Bond”) is being issued pursuant to the terms of the Bequest Bond Investor Agreement of even date herewith by and between the Maker and the Payee.

1. Principal. The Outstanding Principal Balance (as defined herein) shall be due and payable either upon the demand of the Payee or redemption by Maker as set forth in Section 2(c) hereof. The term “Outstanding Principal Balance” means, as of any date of determination, the principal amount of this Bond that remains unpaid.

2. Interest and Term.

(a) Calculation; Payment of Interest. Interest shall accrue monthly on the Outstanding Principal Balance, as follows (check one):

☐ Class A Bonds at a per annum interest rate of 5% (redeemable at any time);

☐ Class B Bonds at a per annum interest rate of 6% (maturing after a six-month term);

☐ Class C Bonds at a per annum interest rate of 7% (maturing after a one-year term);

☐ Class G Bonds at a per annum interest rate of 8% (maturing after a two-year term); and

☐ Class H Bonds at a per annum interest rate of 9% (maturing after a three-year term).

Each monthly payment of Interest shall be, at the Payee’s election, either paid on the first business day of the following calendar month or compounded and added to the Outstanding Principal Balance at the end of each month. The Payee will make an initial election for monthly interest payments or compounded interest at the time the Bond is initially acquired. The Payee may change its election at any time through the Maker’s electronic portal or by otherwise providing written notice to the Maker. Any notice of a change in this election shall take effect at the start of the next calendar month after the Maker receives the notice of the change in the Payee’s election (i.e., it will not affect the treatment of interest accrued during the calendar month in which the election is made).

Interest shall be computed on the basis of a year consisting of 360 days, with interest credited daily to Payee’s Account consisting of the same daily amount regardless of the actual number of days in such month. Such calculations shall be made in the Maker’s sole discretion. Upon credit of the interest to Payee’s Account, the interest shall be deemed paid in full.

(b) Payment of Outstanding Principal Balance. Payments of the Outstanding Principal Balance will be credited by Maker to Payee’s Account on or prior to the repayment of the Bond at the demand of the Payee or the redemption of the Bond by the Maker. Upon credit of the Outstanding Principal Balance to the Payee’s Account, the Outstanding Principal Balance shall be deemed paid in full.

(c) Repayment by Maker; Repayment at Payee’s Demand.

(i) Repayment Requests by Payee. After the expiration of the relevant term indicated in Section 2(a) above, the Payee may submit a written request for repayment of the Outstanding Principal Balance, together with any accrued but unpaid interest, as of a date no earlier than five (5) Business Days after the date of the Payee’s request (the “Redemption Date”). Interest shall cease accruing on the Bond on the Redemption Date. The Outstanding Principal Balance together with interest through the Redemption Date shall be credited to the Payee’s Account within five (5) Business Days following the Redemption Date, with the exception of redemption requests in excess of $50,000, which shall be redeemed within 30 calendar days of the request, upon which all amounts due under this Bond shall be deemed paid in full. “Business Day” shall mean any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Florida are authorized or required by law or other governmental action to close. (ii) Optional Repayment by the Maker. The Maker may prepay this Bond, in whole or in part, at any time without premium or penalty. Any prepayment shall be applied first to accrued and unpaid interest and then to Outstanding Principal Balance.

(iii) Optional Early Repayment upon Death or Disability of the Payee. Within 60 days of the death or total permanent disability of a Payee who is a natural person, the estate of such Payee, such Payee, or legal representative of such Payee may request that we repurchase, in whole but not in part, the Bonds held by such Payee by delivering to us a written notice requesting such Bonds be redeemed. Any such request shall specify the event giving rise to the right of the holder or beneficial holder to have his or her Bonds redeemed. If a Bond held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Payee upon the death of the spouse, or (ii) the disabled Payee (or a legal representative) upon total permanent disability of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these people shall have the right to request that the Maker repurchase such Bond unless each Payee has been affected by such an event.

Upon receipt of redemption request in the event of death or total permanent disability of a Payee, we will have 90 days from the date we receive facts or certifications establishing (to the reasonable satisfaction of the Maker) the right to be redeemed to designate a date for the redemption of such Bonds, which shall be the last day of the corresponding quarterly period. Within 25 days of the designated date, we will redeem such Bonds at a price per Bond that is equal to 93% of the Outstanding Principal Balance plus all accrued and unpaid interest up to, but not including the date on which, the Bonds are redeemed.

(iv) Optional Early Repayment Requests by the Payee. In the event the Payee wishes to receive repayment of the Outstanding Principal Balance after the Bond has been issued and outstanding for at least six months, but prior to the expiration of the term indicated in Section 2(a) above, the Payee may submit a written request for early repayment at the Early Repayment Price. The “Early Repayment Price” shall be 75% of the Outstanding Principal Balance for bonds which have been issued and outstanding for six to twelve months, and 85% of the Outstanding Principal Balance for bonds which have been issued and outstanding for longer than twelve months.

Upon receipt of redemption request, we will designate a date for the redemption of such Bonds which shall be the last day of the next corresponding quarterly period. Within 25 days of the designated date, we will redeem such Bonds at a price per Bond that is equal to the Early Repayment Price plus all accrued and unpaid interest up to, but not including the date on which, the Bonds are redeemed.

3. Unsecured. This Bond is not secured by any mortgage, lien, pledge, charge, financing statement, security interests, hypothecation, or other security device of Maker of any type, and is a general obligation of the Maker.

4. Events of Default. If any one of the following events shall occur and be continuing (each, an “Event of Default”): if the Maker fails to pay the principal and/or interest when due and the failure continues for 90 days; and if the Maker ceases operations, files, or has an involuntary case filed against it, for bankruptcy, is insolvent or make a general assignment in favor of creditors; then in any such event the Payee may, by notice to the Maker, declare the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon to be immediately due and payable, whereupon this Bond and all such accrued interest shall become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker. Notwithstanding the foregoing, if any event described in this clause shall occur, the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker.

5. Binding Effect; Assignment. This Bond shall be binding upon the Maker and its successors and inure to the benefit of the Payee. This Bond may not be assigned by the Payee. The obligations of the Maker under this Bond may not be delegated to or assumed by any other party, and any such purported delegation or assumption shall be null and void.

6. Miscellaneous.

(a) Both the Outstanding Principal Balance and interest are payable in lawful money of the United States of America. If any payment due hereunder falls on a Saturday, a Sunday or any other day on which commercial banks in the State of Florida are authorized or required to close under applicable law, such payment shall be payable on the next succeeding business day, with interest accruing thereon until the date of payment thereof.

(b) If Maker shall fail to pay any amount payable hereunder on the due date therefor, Maker shall pay all costs of collection, including, but not limited to, attorney’s fees and expenses, incurred by Payee on account of such collection.

(c) The Maker waives presentment, demand, protest and notice of any kind (including notice of presentment, demand, protest, dishonor and nonpayment). The Maker shall pay the Payee all sums which are payable pursuant to the terms of this Bond without setoff, recoupment or deduction of any kind or for any reason whatsoever.

(d) No delay on the part of the Payee in exercising any option, power or right hereunder, shall constitute a waiver thereof, nor shall the Payee be estopped from enforcing the same or any other provision at any later time or in any other instance. No waiver of any of the terms or provisions of this Bond shall be effective unless in writing, duly signed by the party to be charged. This Bond shall not be modified except by a writing signed by both the Maker and the Payee.

(e) This Bond shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the Maker has caused this Bond to be duly executed as of the date first above written.

Bequest Bonds I, Inc.

By:
Name:
Title:

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